Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Financial Guaranty Insurance Company:

We consent to the use of our report dated February 14, 2003 on the predecessor basis financial statements of Financial Guaranty Insurance Company as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, included in the Form 8-K of Accredited Home Lenders, Inc. (the “Registrant”), which is incorporated by reference in the registration statement (No. 333-109964) and to the reference to our firm under the heading “Experts” in the Prospectus Supplement relating to the Accredited Mortgage Loan Trust 2004-2, Asset-Backed Notes, Series 2004-2.

/s/ KPMG LLP

New York, New York

May 21, 2004